CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$600,000,000	$23,580

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-156060

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 10, 2008)

$600,000,000

HARLEY-DAVIDSON, INC.

15.00% Senior Notes due 2014

The notes will mature on February 1, 2014. Interest on the notes will accrue at the rate of 15.00% per year. Interest on the notes will be payable on June 15 and December 15 of each year, beginning on June 15, 2009. We may redeem the notes, in whole at any time or in part from time to time, at the redemption price set forth in this prospectus supplement.

The notes will be our senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

Investing in our securities involves risks. See “Risk Factors” beginning on page S-13 and the risk factors incorporated by reference from the current report on Form 8-K we filed with the Securities and Exchange Commission on February 2, 2009 for a discussion of certain risk factors that prospective investors should consider before investing in our notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Public Offering Price (1)	Underwriting Discount	Proceeds to Harley-Davidson (Before Expenses)
Per Note	100.00%	0.63%	99.37%
Total	$600,000,000	$3,780,000	$596,220,000

(1)	Plus accrued interest from February 5, 2009, if settlement occurs after such date.

Currently, there is no public market for the notes. The notes will not be listed on any exchange.

The underwriters expect to deliver the notes to purchasers on or about February 5, 2009, through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Morgan Stanley	Citi	Deutsche Bank Securities	J.P. Morgan

Co-Managers

BNP PARIBAS	RBS Greenwich Capital

February 3, 2009

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” in this prospectus supplement. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or the information we previously filed with the Securities and Exchange Commission, or SEC, that we incorporate by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we otherwise indicate or unless the context requires otherwise, all references in this prospectus supplement to “we,” “our,” “us” or similar references mean Harley-Davidson, Inc. and its consolidated subsidiaries.

Our principal executive offices are located at 3700 West Juneau Avenue, Milwaukee, Wisconsin, 53208, and our telephone number is (414) 342-4680.

“Harley-Davidson,” “Motor Clothes” and “Buell” are among the trademarks of H-D Michigan, LLC, one of our subsidiaries. This prospectus supplement and the accompanying prospectus may also contain trademarks, service marks, copyrights and trade names of other companies.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

We intend that certain matters discussed in this prospectus supplement and the accompanying prospectus are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we “believe,” “anticipate,” “expect,” “plan,” or “estimate” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our current expectations. Some of those risks and uncertainties are described below. We urge you to consider these factors in evaluating the forward-looking statements and we caution you not to place undue reliance on the forward-looking statements. The forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are only made as of the date of this prospectus supplement or the date of the applicable incorporated document, and we disclaim any obligation to publicly update the forward-looking statements to reflect subsequent events or circumstances.

Our ability to meet the targets and expectations reflected in our forward-looking statements depends upon, among other factors, our ability to:

•	effectively execute our restructuring plans within expected costs;

•	manage the risks that our independent dealers may have difficulty adjusting to the recession and slowdown in consumer demand;

•	manage supply chain issues;

•	anticipate the level of consumer confidence in the economy;

•	continue to have access to reliable sources of capital funding in sufficient amounts and adjust to fluctuations in the cost of capital;

•	maintain credit ratings that allow us access to capital at effective rates;

•	manage the credit quality, the loan servicing and collection activities, and the recovery rates of the loan portfolio of Harley-Davidson Financial Services, Inc.;

•	continue to realize production efficiencies at our production facilities and manage operating costs including materials, labor and overhead;

•	manage production capacity and production changes;

•	provide products, services and experiences that are successful in the marketplace;

•	develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace;

•	sell all of our motorcycles and related products and services to our independent dealers;

•	continue to develop the capabilities of our distributor and dealer network;

•	manage changes and prepare for requirements in legislative and regulatory environments for our products, services and operations;

•	adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices;

•	adjust to healthcare inflation, pension reform and tax changes;

•	retain and attract talented employees, including executive officers;

•	detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation;

•	implement and manage enterprise-wide information technology solutions and secure data contained in those systems; and

•	successfully integrate and profitably operate MV Agusta.

In addition, we could experience delays or disruptions in our operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in the current report on Form 8-K we filed with the Securities and Exchange Commission on February 2, 2009, which is incorporated by reference into this prospectus supplement. Many of these risk factors are impacted by the current turbulent capital, credit and retail markets and our ability to adjust to the recession.

Our ability to sell our motorcycles and related products and services and to meet our financial expectations also depends on the ability of our independent dealers to sell our motorcycles and related products and services to retail customers. We depend on the capability and financial capacity of our independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from us. In addition, our independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

SUMMARY

This summary provides an overview of the company and its subsidiaries and certain key aspects of the offering. This summary is not complete and does not contain all of the information you should consider before purchasing our notes. Before purchasing our notes, you should read carefully all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Risk Factors.”

Our Company

Harley-Davidson, Inc. is the only major American motorcycle manufacturer and the parent company for the groups of companies doing business as Harley-Davidson Motor Company, or HDMC, Buell Motorcycle Company, or Buell, MV Agusta, or MV, and Harley-Davidson Financial Services, Inc., or HDFS. We are a holding company, and we conduct substantially all of our operations through subsidiaries and expect that we will continue to do so. We operate in two segments: Motorcycles and Related Products and Financial Services.

The primary business of our Motorcycles and Related Products, or Motorcycles, segment is to design, manufacture and sell at wholesale premium motorcycles primarily for the heavyweight (engine displacement of 651+cc) motorcycle market. The Motorcycles segment includes the groups of companies doing business as HDMC, Buell and MV. We are best known for our Harley-Davidson® motorcycle products, but we also offer lines of motorcycles under the Buell, MV Agusta and Cagiva brand names. In addition to motorcycles, the Motorcycles segment offers motorcycle parts, accessories, general merchandise and related services. We conduct business on a global basis with sales and operations primarily in four regions: North America, Europe, Asia/Pacific and Latin America.

Our Financial Services segment consists of HDFS and its subsidiaries, which provide wholesale and retail financing and insurance and insurance-related programs primarily to Harley-Davidson and Buell dealers and their retail customers. HDFS conducts business in the United States and Canada.

RECENT DEVELOPMENTS

Results and Financial Condition as of and for the Year Ended December 31, 2008

As of and for the Year Ended December 31, 2008 (unaudited)

Our 2008 results were impacted by the difficult economic environment, including lower consumer confidence and the significant disruptions in global capital markets. For the full year of 2008, our revenue totaled $5.59 billion, down 2.3 percent from $5.73 billion in 2007. Our 2008 net income was $654.7 million, compared to $933.8 million in 2007.

Harley-Davidson motorcycle revenue was $4.28 billion in 2008, down 3.8 percent compared to $4.45 billion in 2007. Shipments of Harley-Davidson motorcycles in 2008 were 303,479 units, compared to 330,619 units in 2007. Our shipments in the U.S. in 2008 continued to be negatively impacted by the challenging economic environment. Our shipments in international markets grew during 2008, and the percentage of units shipped to international customers increased, consistent with our strategic focus on global markets.

Our revenue from Parts & Accessories, which consists of Genuine Motor Parts and Genuine Motor Accessories, was $858.7 million in 2008, down 1.1 percent compared to $868.3 million in 2007. Revenue from General Merchandise, which consists of MotorClothes® apparel and collectibles, increased to $313.8 million in 2008, a 2.8 percent increase compared to $305.4 million in 2007.

HDFS operating income was $82.8 million in 2008, a 61.0 percent decrease from $212.2 million in 2007. Interest income benefited from higher average retail outstanding receivables, partially offset by lower wholesale lending rates and slightly lower average wholesale outstanding receivables. Interest expense was higher due to increased borrowings to support growth in outstanding retail receivables, partially offset by lower borrowing rates. The increase in retail receivables outstanding was driven by a reduction in asset-backed securitization activity in 2008 due to capital market volatility. The increase in operating expenses was primarily due to an increase in the provision for credit losses.

HDFS’ other income decreased during 2008 as compared to 2007 primarily due to a $37.8 million charge to earnings from the lower of cost or market value of its finance receivables held for sale. The decline in fair value below cost was due to higher projected credit losses, increased funding costs and an increased discount rate in the fourth quarter of 2008 from 12 percent to 18 percent.

Income from securitizations during 2008 was lower as compared to 2007 due to a $41.4 million write-down of certain retained interests during 2008, the loss on the first quarter 2008 securitization transaction and the reduction in asset-backed securitization activity in 2008. This compares to a $9.9 million write-down of certain retained interests in 2007.

Annualized losses on HDFS’ managed retail motorcycle loans were 2.30 percent in 2008 compared to 1.91 percent for 2007. The 30-day delinquency rate for managed retail motorcycle loans at December 31, 2008 increased to 6.29 percent from 6.15 percent at December 31, 2007. Managed retail loans include loans held by HDFS as well as those sold through securitization transactions. The increase in losses was primarily due to a higher incidence of loss resulting from an increase in delinquent accounts. We expect that HDFS will continue to experience higher delinquencies and credit losses as a percentage of managed retail motorcycle loans in 2009 as compared to 2008.

We had total assets of $7,829 million as of December 31, 2008, compared to $5,657 million as of December 31, 2007. Our long-term debt and total debt as of December 31, 2008 were $2,176 million and $3,915 million, respectively, compared to $980 million and $2,100 million, respectively as of December 31, 2007.

Our cash and marketable securities totaled $593.6 million as of December 31, 2008 compared to $405.3 million in 2007. Cash used by operations in 2008 was $684.6 million compared to cash provided by operations of $798.1 million in 2007. The decrease in operating cash flow from 2007 to 2008 was due primarily to lower securitization proceeds. Proceeds from the sale of retail finance receivables resulted in cash inflows of $467.7 million and $2.49 billion during 2008 and 2007, respectively. During 2008, HDFS funded a greater percentage of its business with proceeds from unsecured commercial paper, medium-term notes and a newly-created asset-backed commercial paper conduit facility than it did in 2007. See “—Short-term Indebtedness and Sources of Liquidity.”

As of and for the Quarter Ended December 31, 2008 (unaudited)

Our 2008 fourth quarter results were also impacted by the difficult economic environment. Our revenue for the 2008 fourth quarter was $1.29 billion compared to $1.39 billion in the 2007 fourth quarter, a 6.8 percent decrease. Net income for the 2008 fourth quarter was $77.8 million compared to $186.1 million in the fourth quarter 2007, a decrease of 58.2 percent.

Revenue from Harley-Davidson motorcycles was $1.02 billion for the 2008 fourth quarter, a decrease of $95.4 million or 8.5 percent compared to the 2007 fourth quarter. Shipments of Harley-Davidson motorcycles totaled 76,581 units for the 2008 fourth quarter, down 4,625 units or 5.7 percent compared to the 2007 fourth quarter.

Revenue from Parts and Accessories totaled $152.1 million for the 2008 fourth quarter, lower by $13.1 million or 7.9 percent compared to the 2007 fourth quarter. Revenue from General Merchandise totaled $69.0 million for the 2008 fourth quarter, a decline of $4.4 million or 6.0 percent from the 2007 fourth quarter.

HDFS recorded an operating loss of $24.9 million for the 2008 fourth quarter, $63.5 million lower than the operating income in the 2007 fourth quarter. The decrease was primarily due to a $35.1 million write-down of retained securitization interests and a $28.4 million write-down to fair value of finance receivables held for sale. The write-downs were due to higher projected credit losses and an increase in the discount rate used for the valuation of receivables.

Restructuring

In light of the impact of the recession and worldwide slowdown in consumer demand, on January 23, 2009, we announced that we plan to lower motorcycle shipments in 2009 and made public our overall strategy to deal with the current economic environment. That strategy includes adjusting the cost structure of our business. As a result of motorcycle volume reduction and our commitment to improve our cost structure, we plan to:

•	consolidate our two engine and transmission plants in the Milwaukee area into our facility in Menomonee Falls, Wisconsin;

•	consolidate York paint and frame operations at our assembly facility in York, Pennsylvania;

•	close our distribution facility in Franklin, Wisconsin, consolidating Parts and Accessories and General Merchandise distribution through a third party; and

•	discontinue our domestic transportation fleet operation.

We plan to implement these actions through 2009 and 2010. We also plan reductions in selling, general and administrative costs.

We expect the planned volume reduction, restructuring and cost reduction actions to result in the elimination of approximately 1,100 jobs over 2009 and 2010, including about 800 hourly production positions and about 300 non-production, primarily salaried positions. We expect that approximately 800 positions — 500 hourly production and 300 non-production — of the total 1,100 will be eliminated in 2009, with all but approximately 100 of these reductions occurring in the first half of the year.

We expect the volume reduction and changes to operations to result in aggregate one-time charges of approximately $110 million to $140 million over 2009 and 2010. At the low end of the range, approximately $36 million of these charges will involve one-time employee termination costs (including pension curtailment charges), approximately $22 million will involve accelerated depreciation charges to depreciate affected long-lived assets to their estimated salvage value, and approximately $52 million will involve other costs to close and consolidate facilities. The difference between the low end and high end of the range relates to uncertainty surrounding the cost and execution of these actions. Of the aggregate charges, we expect that approximately 75 percent will result in cash expenditures, although the timing of the expenditures will vary, and approximately 25 percent will be non-cash. We expect to record between $80 and $100 million of these costs in 2009 – with $30 to $40 million in the first quarter of 2009. We expect that we will record the remaining restructuring costs, between $30 and $40 million, in 2010.

Short-term Indebtedness and Sources of Liquidity

On December 12, 2008, two indirect wholly owned subsidiaries of HDFS – Harley-Davidson Warehouse Funding Corp., which we refer to as the borrower, and Harley-Davidson Credit Corp., which we refer to as the servicer – entered into a loan and servicing agreement with a group of conduit lenders and committed lenders and

JPMorgan Chase Bank, N.A., as program agent. We refer to this arrangement as our $500 million asset-backed commercial paper conduit facility. Under a receivables sale agreement between the servicer, as seller, and the borrower, which is a bankruptcy-remote special purpose entity, the servicer conveyed a portfolio of receivables arising from retail sales of motorcycles and certain other assets to the borrower in exchange for cash. Under the loan and servicing agreement, the borrower granted a security interest in the receivables to the program agent to secure the repayment of a one-time $500 million advance that the conduit lenders made to the borrower at the time of the closing of the loan and servicing agreement. The borrower applied the proceeds of such advance to pay the cash portion of the purchase price for the receivables to the servicer under the sale agreement. The servicer used approximately $400 million of the net proceeds from the conduit transaction to repay medium term notes that matured in December 2008. The conduit lenders under the loan and servicing agreement funded the advance by issuing commercial paper. Unless earlier terminated or extended by the mutual agreement of the borrower and the lenders, the loan and servicing agreement will expire on March 31, 2009, at which time the borrower will be obligated to repay the $500 million advance in full. The loan and servicing agreement does not result in an off-balance sheet arrangement for us, and therefore, the $500 million advance will be treated as short-term debt on our consolidated balance sheet as of December 31, 2008.

We and HDFS are parties to two credit facilities: a $950.0 million 364-day facility, which expires in July 2009, and a $950.0 million three-year facility, which expires in July 2011. The credit facilities are committed facilities, and we use them primarily to support HDFS’ unsecured commercial paper program and to fund HDFS’ lending activities and other operations. As a result of the credit facilities, HDFS has the capacity to issue unsecured commercial paper in the aggregate equal to the unused portion of the credit facilities. Outstanding unsecured commercial paper may not exceed the unused portion of the credit facilities. Commercial paper maturities may range up to 365 days from the issuance date. At December 31, 2008, $390.9 million was outstanding under the credit facilities, and we had unsecured commercial paper borrowings of $1,416.4 million, which the facilities supported and which reduced availability for borrowing under the facilities.

Since October 2008, we have been issuing commercial paper under the Federal Reserve Bank’s Commercial Paper Funding Facility (CPFF). The CPFF is scheduled to expire on April 30, 2009, unless extended by the Board of Governors of the Federal Reserve System. While the CPFF remains in effect, we may issue commercial paper under it having a maturity of 90 days from the time of issuance up to a maximum of $1,350.1 million outstanding at any time so long as HDFS’ short term debt ratings continue to satisfy the CPFF’s minimum ratings requirements. On January 16, 2009, Standard & Poor’s Rating Service, or S&P, reduced our long-term debt rating to BBB+ and HDFS’ short-term debt rating to A2. On January 30, 2009, Fitch Ratings, or Fitch, put us and HDFS on credit watch negative. Our long-term debt and HDFS’ short-term debt are currently rated A and F1, respectively, by Fitch. We are currently in discussions with Moody’s Investors Services, or Moody’s, which currently rates HDFS’ short-term debt P-1. If either Fitch or Moody’s reduces HDFS’ short-term debt rating, we would no longer be able to issue commercial paper under the CPFF. If we are unable to issue commercial paper under the CPFF, either because the CPFF expires or because of a reduction in HFDS’ short-term debt rating, we would need to finance the repayment of the commercial paper as it matured through other means, such as borrowing under our credit facilities.

Based on our updated volume scenarios and projections, we believe HDFS’ funding requirements in 2009 will be approximately $1.0 billion in addition to amounts that may become due in July 2009 under the 364-day credit facility or on March 31, 2009 under the $500 million asset-backed commercial paper conduit facility, in each case to the extent that we are unable to extend or replace the facility. We have identified three preferred options to support HDFS’ funding requirements. The first is for HDFS or us to access the unsecured debt capital markets, including raising approximately $600 million through this offering. The second option is to increase the $500 million asset-backed commercial paper conduit facility and extend the term beyond the current March 31, 2009 maturity date. Third, we are working to gain access to the asset-backed securitization market through the Federal Reserve Bank’s Term Asset-backed securities Loan Facility or “TALF” program. We are researching the program and determining how we may benefit from it. Retail motorcycle loans have been included as eligible assets in the program; however, exact details of the TALF program are not yet finalized. No assurance can be given that our efforts to pursue these options will be successful, and if such efforts are not successful, we will need to consider other alternatives. In addition, the shelf registration statement we filed with the SEC in December 2008 may provide additional flexibility as needed.

Executive Changes

On December 9, 2008, our President and Chief Executive Officer, James L. Ziemer, informed our board of directors that he intends to retire in 2009, capping a 40-year career with us. Our board of directors has formed a search committee to review both internal and external candidates. Mr. Ziemer will remain in his current role until a new CEO is in place.

On January 8, 2009, we announced that our Chief Financial Officer, Tom Bergmann, was taking on the added responsibility of interim President of HDFS. The appointment followed HDFS President Sy Naqvi’s personal decision to resign. Mr. Bergmann will serve as interim HDFS President while we conduct an external search.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

Our annual historical information is derived from our audited consolidated financial statements as of and for each of the five years identified below. The information as of and for the nine months ended September 28, 2008, and September 30, 2007 has been derived from our unaudited interim consolidated financial statements and, in the opinion of our management, includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for such interim periods. The information is only a summary and should be read in conjunction with the consolidated financial statements included in: (1) our annual report on Form 10-K for the year ended December 31, 2007, and (2) our quarterly report on Form 10-Q for the period ended September 28, 2008, both of which have been incorporated by reference into this prospectus supplement, as well as other information that we have filed with the SEC. The historical results included below are not necessarily indicative of our future performance. Results for the nine months ended September 28, 2008 are not necessarily indicative of the results for the full year.

	As of and for the nine months ended			As of and for the year ended December 31,
	(unaudited) (in thousands)			(in thousands)

	September 28, 2008		September 30, 2007	2007	2006	2005	2004	2003
Income statement data:
Net revenue	$4,301,716		$4,340,494	$5,726,848	$5,800,686	$5,342,214	$5,015,190	$4,624,274
Cost of goods sold	2,779,583		2,720,928	3,612,748	3,567,839	3,301,715	3,115,655	2,958,708

Gross profit	1,522,133		1,619,566	2,144,100	2,232,847	2,040,499	1,899,535	1,665,566
Financial services income	312,095		319,964	416,196	384,891	331,618	305,262	279,459
Financial services expense	204,408		146,349	204,027	174,167	139,998	116,662	111,586

Operating income from financial services	107,687		173,615	212,169	210,724	191,620	188,600	167,873
Selling, administrative and engineering expense	724,902		653,275	900,708	846,418	767,157	731,750	690,492

Income from operations	904,918		1,139,906	1,425,561	1,597,153	1,464,962	1,356,385	1,142,947
Investment income, net	7,033		19,432	22,258	27,087	22,797	23,101	23,088
Interest expense	1,226		—	—	—	—	—	—

Income before provision for income taxes	910,725		1,159,338	1,447,819	1,624,240	1,487,759	1,379,486	1,166,035
Provision for income taxes	333,816		411,572	513,976	581,087	528,155	489,720	405,107

Net income	$576,909		$747,766	$933,843	$1,043,153	$959,604	$889,766	$760,928

Balance sheet data:
Finance receivables held for sale	$2,245,015	[1]	$431,843	$781,280	$547,106	$299,373	$456,516	$347,112
Finance receivables held for investment, net	2,021,279		2,136,728	2,420,327	2,280,217	1,943,224	1,655,784	1,390,737
Total assets	7,199,737		4,970,960	5,656,606	5,532,150	5,255,209	5,483,293	4,923,088
Current debt	1,138,982		250,168	1,119,955	832,491	204,973	495,441	324,305
Long-term debt	2,033,000		980,000	980,000	870,000	1,000,000	800,000	670,000
Total debt	3,171,982		1,230,168	2,099,955	1,702,491	1,204,973	1,295,441	994,305
Shareholders’ equity	2,500,359		2,363,003	2,375,491	2,756,737	3,083,605	3,218,471	2,957,692

1	The increase in financial receivables held for sale as of September 28, 2008 compared to September 30, 2007 was due primarily to a reduction in asset backed securitization activity in 2008 due to capital market volatility.

RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended September 28, 2008	Years Ended December 31,
		2007	2006	2005	2004	2003
Ratios of earnings to fixed charges	10.7x	18.2x	27.1x	40.2x	57.3x	59.6x

For purposes of computing the ratios of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and the interest component of rent expense.

THE OFFERING

Issuer	Harley-Davidson, Inc.

Notes Offered	$600,000,000 15.00% Senior Notes Due 2014.

Maturity	The notes will mature on February 1, 2014.

Interest	The notes will bear interest at 15.00% per annum, payable semi-annually in arrears.

Interest Payment Dates	June 15 and December 15 of each year, beginning June 15, 2009.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. See “Description of the Debt Securities—General” in the accompanying prospectus.

Optional Redemption

We may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of

•      100% of the principal amount of the notes being redeemed; or

•      the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed from the redemption date to the maturity date discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury rate (as defined under “Description of the Notes—Optional Redemption”), plus 25 basis points;

plus accrued and unpaid interest on the notes being redeemed to the redemption date.

Ratings	The notes will initially not be rated by any of the nationally recognized statistical rating organizations. We intend to request ratings of the notes by Fitch, Moody’s and S&P.

Use of Proceeds	We estimate that the net proceeds from the offering of the notes will be approximately $595.0 million after deducting underwriting discounts and the offering expenses payable by us. We intend to use the net proceeds primarily to fund the liquidity needs of HDFS, which may include the repayment of short-term borrowings of HDFS, and for our general corporate purposes. We or HDFS may invest the funds that we do not immediately use in short-term marketable securities. See “Summary—Recent Developments—Short-term Indebtedness and Sources of Liquidity” and “Risk Factors—Risks Related to the

Notes—HDFS requires funding to support its operations and may require additional funding to repay amounts that may become due in 2009.”

Denominations	The notes will be issued and may be transferred only in denominations of $1,000 and multiples of $1,000 in excess thereof.

Form	The notes are being issued in fully registered form and will be represented by one or more global notes deposited with The Depository Trust Company, or DTC, or its nominee and registered in book-entry form in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and transfers will only be made through, the records maintained by DTC and its participants.

Further Issues	We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities under the indenture ranking equally and ratably with the notes in all respects (other than the payment of interest accruing prior to the issue date of such additional debt securities or except for the first payment of interest following the issue date of such additional debt securities).

Absence of Market for Notes	The notes are a new issue of securities with no established trading market. We currently have no intention to apply to list the notes on any securities exchange or to seek their admission to trading on any automated quotation system. Accordingly, we cannot provide any assurance as to the development or liquidity of any market for the notes. See “Underwriting.”

Risk Factors	For a discussion of factors you should carefully consider before deciding to invest in the notes, see “Risk Factors” beginning on page S-13 of this prospectus supplement and the current report on Form 8-K we filed with the SEC on February 2, 2009, which is incorporated by reference into this prospectus supplement.

For additional information regarding the notes, see “Description of the Notes.”

RISK FACTORS

You should carefully consider the following risk factors, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in our notes. The risks and uncertainties described below or in the documents that are incorporated by reference are not the only ones we face. Additional risks and uncertainties not presently known or that we currently believe to be immaterial may also adversely affect us.

Risks Related to Our Business

For a discussion of risks to consider respecting our businesses, see the risk factors discussed in the current report on Form 8-K we filed with the SEC on February 2, 2009, which is incorporated by reference into this prospectus supplement.

Risks Related to the Notes

HDFS requires funding to support its operations and may require additional funding to repay amounts that may become due in 2009.

Based on our updated volume scenarios and projections, we believe HDFS’ funding requirements in 2009 will be approximately $1.0 billion. This amount is in addition to amounts that may become due under our $950.0 million 364-day credit facility, which expires in July 2009, or under the $500 million asset-backed commercial paper conduit facility, which expires on March 31, 2009, in each case to the extent that we are unable to extend or replace the facility. We have identified three preferred options to support HDFS’ funding requirements and are pursuing those options. One of those options is to access the unsecured debt capital markets, including through this offering. However, there is no assurance that our efforts to pursue those options or other alternatives or to extend the facilities will be successful. See “Summary—Recent Developments—Short-term Indebtedness and Sources of Liquidity.”

The limited covenants in the indenture governing the notes and the terms of the notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture governing the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our or our subsidiaries’ ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

We and our subsidiaries could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations that could substantially affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes. The indenture also permits us and our subsidiaries to incur additional indebtedness, including secured indebtedness, that could effectively rank senior to the notes, and to engage in sale-leaseback arrangements, subject to certain limits.

Ratings of the notes may not reflect all risks of an investment in the notes.

The notes will initially not be rated by any nationally recognized statistical rating organizations. We intend to request ratings of the notes by Fitch, Moody’s and S&P. If the notes are rated, the ratings would primarily reflect our financial strength and would change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. Ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. Any ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the notes.

Effective subordination of the notes may reduce amounts available for payment of the notes.

We conduct substantially all of our operations through our subsidiaries. As a result, our ability to service our debt, including our obligations under the notes and other obligations, depends upon the earnings of our subsidiaries and the distribution of those earnings or the payment of funds to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make funds available to us, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances to us by our subsidiaries depends upon the earnings of those subsidiaries, are subject to various business considerations and may be subject to contractual or statutory restrictions.

Holders of the notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. As of September 28, 2008, our subsidiaries had indebtedness for borrowed money of $2,996.9 million and total balance sheet liabilities of $4,446.9 million, of which indebtedness for borrowed money plus trade payables and accruals was $3,990.3 million. In the event of a default by a subsidiary under any credit arrangement or other indebtedness, its creditors could accelerate such subsidiary’s debt prior to such subsidiary distributing to us amounts that we could have used to make payments on the notes.

In addition, the notes will be unsecured and, as a result, the notes will be effectively subordinated to our secured debt, if any. The holders of any secured debt may foreclose on our assets securing such debt, reducing the cash flow from the foreclosed property available for payment of our unsecured debt, including the notes. The holders of any secured debt that we may have also would have priority over unsecured creditors in the event of our liquidation. In the event of our bankruptcy, liquidation or similar proceeding, the holders of secured debt would be entitled to proceed against their collateral, and that collateral would not be available for payment of unsecured debt, including the notes.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

There may be no public trading market for the notes.

A market for the notes may not develop or, if one does develop, it may not be maintained. If a market develops, the notes could trade at prices that may be higher or lower than the initial offering price or the price at which you purchased the notes, depending on many factors, including prevailing interest rates, our financial performance, the amount of indebtedness we have outstanding, the market for similar securities, the redemption (if any) and repayment features of the notes to be sold and the time remaining to maturity of your notes. If an active market for the notes fails to develop or be sustained, the trading price and liquidity of the notes could be adversely affected.

USE OF PROCEEDS

We estimate that the net proceeds from the offering of the notes will be approximately $595.0 million after deducting underwriting discounts and the offering expenses payable by us. We intend to use the net proceeds primarily to fund the liquidity needs of HDFS, which may include the repayment of short-term borrowings of HDFS, and for our general corporate purposes. We or HDFS may invest the funds that we do not immediately use in short-term marketable securities. See “Summary—Recent Developments—Short-term Indebtedness and Sources of Liquidity” and “Risk Factors—Risks Related to the Notes—HDFS requires funding to support its operations and may require additional funding to repay amounts that may become due in 2009.”

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization as of September 28, 2008:

•	on an actual basis;

•	as adjusted, to give effect to the offering and the application of the net proceeds of the offering, assuming the proceeds are not used to repay short-term borrowings of HDFS; and

•

on a pro forma as adjusted basis, giving effect to our borrowing $500 million under the asset-backed commercial paper conduit facility on December 12, 2008 as described under “Summary—Recent Developments—Short-term Indebtedness and Sources of Liquidity” and giving effect to the offering and the application of the net proceeds of the offering, assuming the proceeds are not used to repay short-term borrowings of HDFS.

You should read the information in this table together with our financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 28, 2008
	Actual	As Adjusted for this Offering	Pro Forma as Adjusted for the CP Conduit and this Offering
	(unaudited in thousands)
Cash and cash equivalents	$504,385	$1,099,430	$1,199,430

Debt
Short-term debt
Unsecured commercial paper	$786,300	$786,300	$786,300
Credit facilities	382,900	382,900	382,900
Asset-backed commercial paper conduit	—	—	500,000
Medium-term notes	2,002,800	2,002,800	1,607,506
The notes offered hereby	—	600,000	600,000

Total debt	3,172,000	3,772,000	3,877,506

Shareholders’ equity
Common stock	3,356	3,356	3,356
Additional paid-in capital	840,388	840,388	840,388
Retained earnings	6,458,040	6,458,040	6,458,040
Accumulated other comprehensive income (loss)	(131,025)	(131,025)	(131,025)
Treasury stock at cost	(4,670,400)	(4,670,400)	(4,670,400)

Total shareholders’ equity	2,500,359	2,500,359	2,500,359

Total capitalization	$5,672,359	$6,272,359	$6,377,065

DESCRIPTION OF THE NOTES

General

The notes will be initially limited to $600 million aggregate principal amount. The notes are to be issued under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee, as it may be amended or supplemented.

The notes will be issued in a minimum denomination of $1,000 and integral multiples of $1,000 thereafter. Each note will bear interest at the rate per annum stated on the cover page of this prospectus supplement. Interest on the notes will be payable semi-annually on June 15 and December 15 of each year, beginning on June 15, 2009. Interest payable on the notes will be paid to the respective holders of record on the June 1 and December 1, respectively, immediately preceding the interest payment date. The notes will mature on February 1, 2014.

If an interest payment date or maturity date is not a business day, we will pay interest or principal on the next business day. However, interest on the payments will not accrue for the period from the original payment date to the date we make the payments. We will calculate the interest based on a 360-day year consisting of twelve 30-day months.

We may, from time to time, without notice to or the consent of the holders or the beneficial owners of the notes, issue additional notes having the same terms as the notes in all respects (except for the issue date, issue price, payment of interest accruing prior to the issue date of the notes and, in some cases, the initial interest payment date of the notes) so that such further notes may be consolidated and form a single series with the notes being offered by this prospectus supplement and accompanying prospectus.

For additional important information on the notes, see “Description of Debt Securities” in the accompanying prospectus. That information includes:

•	additional information on the terms of the notes;

•	general information on the indenture and the trustee;

•	a description of certain restrictive covenants contained in the indenture; and

•	a description of events of default under the indenture.

Payment and Paying Agents

We will maintain in the place of payment for the notes an office or agency where the notes may be presented or surrendered for payment or for registration of transfer or exchange and where holders may serve us with notices and demands in respect of the notes and the indenture.

We will give prompt written notice to the trustee of the location, and any change in the location, of such office or agency. If we fail to maintain any required office or agency or fail to furnish the trustee with the address of such office or agency, presentations, surrenders, notices and demands may be made or served at the corporate trust office of the trustee. We have appointed the trustee as our agent to receive all presentations, surrenders, notices and demands with respect to the notes.

Optional Redemption

We may redeem the notes at our option, and in accordance with the provisions of the indenture, at any time in whole or from time to time in part, on giving not less than 30 nor more than 60 days’ notice prior to the redemption date at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; or

•

as determined by one of the Reference Treasury dealers appointed by the trustee after consultation with us, the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (not including any portion of such payments of interest accrued to the date of redemption) from the redemption date to the maturity date discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury rate, as defined below, plus 25 basis points;

plus, in either of the above cases, whichever is applicable, accrued and unpaid interest on the notes being redeemed to, but not including, the redemption date.

The following are definitions of some terms used in the above description. We refer you to the indenture for a full description of all of these terms, as well as any other terms used herein for which no definition is provided.

“Treasury rate” means, with respect to any redemption date for the notes:

•

the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication that his published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable Treasury issue. If no maturity is within three months before or after the remaining term on the notes to be redeemed, yields for the two published maturities most closely corresponding to the comparable Treasury issue will be calculated, and the Treasury rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month; or

•

if the foregoing statistical release (or any successor statistical release) is not published during the week preceding the date of calculation of the redemption price or does not contain such yields, then the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable Treasury issue, calculated using a price for the comparable Treasury issue (expressed as a percentage of its principal amount) equal to the comparable Treasury price for such redemption date will be used.

The Treasury rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury issue” means the United States Treasury security selected by one of the Reference Treasury dealers appointed by the trustee after consultation with us as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury price” means with respect to any redemption date for the notes:

•	the average of four Reference Treasury dealer quotations for such redemption date, after excluding the highest and lowest such Reference Treasury dealer quotations; or

•	if the trustee obtains fewer than four such Reference Treasury dealer quotations, the average of all such quotations.

“Reference Treasury dealer” means Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. (each of which we refer to as a primary Treasury dealer); provided, however, that if any of the foregoing ceases to be a primary Treasury dealer, we will substitute therefore another primary Treasury dealer.

“Reference Treasury dealer quotations” means, with respect to each Reference Treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable Treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

We will mail a notice of redemption to each holder of notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the notes, or portions thereof called for redemption. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate.

Book-entry Form

The notes will be issued in book-entry form, will be represented by one or more permanent global certificates in fully registered form without interest coupons and will be deposited with the trustee on behalf of DTC and registered in the name of Cede & Co. or another nominee designated by DTC.

Relationships with the Trustee

The Bank of New York Mellon Trust Company, N.A. and its affiliates have performed and may in the future perform for us and our subsidiaries various commercial banking services, for which it has received and will receive customary fees and expenses.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATION PURPOSES. THIS SUMMARY IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR PURCHASER OF THE NOTES IS MADE. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

The following is a summary of the material U.S. federal income tax considerations relevant to U.S. Holders (as defined below) relating to the purchase, ownership and disposition of the notes. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury Regulations promulgated thereunder, judicial decisions and rulings, pronouncements and administrative interpretations of the Internal Revenue Service, all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. We cannot assure you that the Internal Revenue Service will not challenge the conclusions stated below, and no ruling from the Internal Revenue Service or an opinion of counsel has been (or will be) sought on any of the matters discussed below.

The following summary does not purport to be a complete analysis of all the potential U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. Without limiting the generality of the foregoing, this summary does not address the effect of any special rules applicable to certain types of beneficial owners, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, regulated investment companies, tax-exempt entities, U.S. Holders whose functional currency is not the U.S. dollar, persons who hold notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans, or investors in pass through entities, including partnerships and Subchapter S corporations. In addition, this summary is limited to holders who are the initial purchasers of the notes at their original issue price and hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, or any foreign tax laws.

The term “U.S. Holder” means a beneficial owner of a note that is:

•	an individual who is a citizen of the United States or who is a resident alien of the United States for U.S. federal income tax purposes;

•

a corporation or other entity taxable for U.S. federal income tax purposes as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Taxation of Interest

All of the notes bear interest at a fixed rate. We do not intend to issue the notes at a discount that will exceed a de minimis amount. Accordingly, interest on a note will generally be includable in income of a U.S. Holder as ordinary income at the time a U.S. Holder receives the interest or the interest accrues, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A U.S. Holder using the accrual method of accounting for U.S. federal income tax purposes must recognize interest on the notes as ordinary income as interest accrues. A U.S. Holder using the cash receipts and disbursements method of accounting for U.S. federal income tax purposes must recognize interest as ordinary income when payments are received, or made available for receipt, by the U.S. Holder.

Sale, Exchange, or Retirement of a Note

A U.S. Holder will generally recognize capital gain or loss on a sale, exchange, retirement or other taxable disposition of a note measured by the difference, if any, between:

•

the amount of cash and the fair market value of any property received, except to the extent that the cash or other property received in respect of a note is attributable to accrued interest on the note not previously included in income (which amount will be taxable as ordinary income); and

•	the U.S. Holder’s adjusted tax basis in the note.

Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale, exchange, retirement or other taxable disposition, the note has been held by the U.S. Holder for more than one year; otherwise, the capital gain or loss will be short-term. Non-corporate taxpayers may be subject to a lower U.S. federal income tax rate on their net long-term capital gains than that applicable to ordinary income. U.S. Holders are subject to certain limitations on the deductibility of their capital losses.

In addition, a U.S. Holder will generally recognize capital gain or loss on a defeasance of a note.

Information Reporting and Backup Withholding

U.S. Holders of notes may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on payments of interest, principal, gross proceeds from disposition of notes, and redemption premium, if any. Backup withholding generally applies only if the U.S. Holder:

•	fails to furnish its social security or other taxpayer identification number within a reasonable time after a request for such information;

•	furnishes an incorrect taxpayer identification number;

•	fails to report interest or dividends properly; or

•

fails, under certain circumstances, to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number provided is its correct number and that the U.S. Holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund provided such U.S. Holder timely furnishes the required information to the Internal Revenue Service. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. We cannot refund amounts once withheld.

We will furnish annually to the Internal Revenue Service, and to record holders of the notes to whom we are required to furnish such information, information relating to the amount of interest and the amount of backup withholding, if any, with respect to the notes.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated February 3, 2009, the underwriters named below, for which Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are acting as representatives, have agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes set forth opposite each name below.

Underwriter	Principal Amount of Notes
Morgan Stanley & Co. Incorporated	$142,860,000
Citigroup Global Markets Inc.	142,860,000
Deutsche Bank Securities Inc.	142,860,000
J.P. Morgan Securities Inc.	142,860,000
BNP Paribas Securities Corp.	14,280,000
Greenwich Capital Markets, Inc.	14,280,000

Total	$600,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The notes constitute a new issue of securities with no established trading market. We do not plan to list the notes on any stock exchange. The underwriters have advised us that they presently intend to make a market in the notes after completion of the offering. However, the underwriters are under no obligation to do so and may discontinue market-making activities at any time without notice. We can give you no assurance as to the liquidity of the trading market for the notes or that an active public markets for the notes will develop. If an active public trading market for the notes does not develop, then the market price and liquidity of the notes may be adversely affected.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $1.2 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Offering Price, Concessions and Reallowances

The underwriters have advised us that they propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer such notes to selected dealers at the public offering price minus a selling concession of up to 0.40% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession to certain other dealers of up to 0.20% of the principal amount of the notes. After the initial offering of the notes, the underwriters may change the public offering price and other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Price Stabilization

In connection with the offering, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve the purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Other Relationships

The underwriters or their affiliates have performed and may in the future perform certain commercial banking, investment banking and advisory services for us from time to time for which they have received and may receive in the future customary fees and expenses.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-07724). You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov or on our website located at http://www.harley-davidson.com.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus supplement.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and before the end of the offering of the notes pursuant to this prospectus supplement:

•	our annual report on Form 10-K for the year ended December 31, 2007;

•	our quarterly reports on Form 10-Q for the quarters ended March 30, 2008, June 29, 2008 and September 28, 2008; and

•

our current reports on Form 8-K dated February 20, 2008, April 16, 2008, May 15, 2008, July 16, 2008, July 29, 2008 (as amended), December 8, 2008 (as amended), December 9, 2008, January 21, 2009 and February 2, 2009.

You may request a copy of these filings, at no cost, by writing to or telephoning us at our principal executive offices:

Harley-Davidson, Inc.

Attn: Secretary

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

(414) 342-4680

LEGAL MATTERS

Our counsel, Foley & Lardner LLP, will issue its opinion as to the validity of the notes being issued. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP.

EXPERTS

The consolidated financial statements of Harley-Davidson, Inc. appearing in Harley-Davidson, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of Harley-Davidson, Inc.’s internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

HARLEY-DAVIDSON, INC.

Debt Securities

Common Stock

Preferred Stock

Warrants

Stock Purchase Contracts

Stock Purchase Units

We may offer these securities in amounts, at prices and on terms determined at the time of offering.

In addition, selling shareholders to be named in a prospectus supplement may offer and sell from time to time shares of our common stock in such amounts as set forth in a prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling shareholders.

Each time securities are sold using this prospectus, we will provide a supplement to this prospectus and possibly other offering material containing specific information about the offering and the terms of the securities being sold, including the offering price. The supplement or other offering material may add, update or change information contained in this prospectus. Our common stock is traded on the New York Stock Exchange under the symbol “HOG.”

We may offer and sell these securities to or through underwriters, dealers or agents, or directly to investors, on a continued or a delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution.

You should read this prospectus, any supplement and any other offering material carefully before you invest.

See “Risk Factors” in the accompanying prospectus supplement or in such other document we refer you to in the accompanying prospectus supplement for a discussion of certain risks that prospective investors should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 10, 2008.

ABOUT THIS PROSPECTUS

Unless the context otherwise requires or as otherwise specifically stated, in this prospectus, “we,” “us,” “our” or “ours” refer to Harley-Davidson, Inc.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus, and one or more of our shareholders may sell our common stock, in one or more offerings. This prospectus provides you with a general description of those securities. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

THE COMPANY

Harley-Davidson, Inc. is the parent company of the groups of companies doing business as Harley-Davidson Motor Company (HDMC), Buell Motorcycle Company (Buell), MV Agusta Group (MVAG), and Harley-Davidson Financial Services (HDFS). HDMC produces heavyweight motorcycles and offers a line of motorcycle parts, accessories, general merchandise and related services. HDMC manufactures five families of motorcycles: Touring, Dyna®, Softail®, Sportster® and VRSC™. Buell produces sport performance motorcycles and offers a line of motorcycle parts, accessories and apparel. MVAG produces premium, high-performance sport motorcycles sold under the MV Agusta® brand and lightweight sport motorcycles sold under the Cagiva® brand and offers a line of motorcycle parts, accessories and apparel. HDFS provides wholesale and retail financing and insurance programs primarily to Harley-Davidson and Buell dealers and their customers.

Our headquarters are located at 3700 West Juneau Avenue, Milwaukee, Wisconsin 53208, and our telephone number is (414) 342-4680.

SELLING SHAREHOLDERS

We may register shares of common stock covered by this prospectus for re-offers and resales by any selling shareholders to be named in a prospectus supplement. We may register these shares to permit selling shareholders to resell their shares when they deem appropriate. A selling shareholder may resell all, a portion or none of such shareholder’s shares at any time and from time to time. Selling shareholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling shareholders may offer shares for sale under this prospectus and any prospectus supplement. We will not receive any proceeds from any sale of shares by a selling shareholder under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling shareholders, other than underwriting fees, discounts or commissions which will be borne by the selling shareholders. We will provide you with a prospectus supplement naming the selling shareholders, the amount of shares to be registered and sold and any other terms of the shares of common stock being sold by each selling shareholder.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including repaying, repurchasing or redeeming existing debt, expanding existing businesses, acquiring businesses and investing in other business opportunities. Pending such use, we may temporarily invest the net proceeds in short-term investments.

RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended September 28, 2008	Years Ended December 31,
		2007	2006	2005	2004	2003
Ratios of earnings to fixed charges	10.7x	18.2x	27.1x	40.2x	57.3x	59.6x

For purposes of computing the ratios of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and the interest component of rent expense.

We did not have any preferred stock outstanding and we did not pay or accrue any preferred stock dividends during the periods presented above.

SECURITIES TO BE OFFERED

We may offer debt securities, shares of common stock, shares of preferred stock, warrants, stock purchase contracts and stock purchase units. We will set forth in the applicable prospectus supplement a description of the securities that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement and other offering material relating to such offering.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the provisions described in this prospectus may apply to the debt securities will be described in the prospectus supplement and/or other offering material relating to the debt securities. As used in the following description, the terms “Harley-Davidson, Inc.,” “we,” “us” and “our” refer to Harley-Davidson, Inc., a Wisconsin corporation, and not any of its subsidiaries, unless the context requires.

Senior debt securities will be issued under an indenture between us and a trustee, a form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The indenture relating to the senior debt securities, as amended or otherwise supplemented by any supplemental indentures, is referred to in this prospectus as the indenture.

The following summaries of the material provisions of the indenture and the debt securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture, including the definitions of specified terms used in the indenture, and the debt securities. Wherever particular articles, sections or defined terms of an indenture are referred to, it is intended that those articles, sections or defined terms will be incorporated herein by reference, and the statement in connection with which reference is made is qualified in its entirety by the article, section or defined term in the indenture.

General

The indenture does not limit the amount of debt, either secured or unsecured, which we may issue under the indenture or otherwise. The debt securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Some of the debt securities may be issued under the indenture as original issue discount securities to be sold at a substantial discount below their principal amount. Federal income tax and other considerations applicable to any original issue discount securities will be described in the related prospectus supplement. We have the right to “reopen” a previous issue of a series of debt by issuing additional debt securities of such series.

We conduct a substantial amount of our operations through subsidiaries and expect that we will continue to do so. Our right to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise and the ability of a holder of debt securities to benefit as our creditor from any distribution are subject to prior claims of creditors of the subsidiary. The debt securities will also effectively rank junior in right of payment to any of our secured debt.

The prospectus supplement relating to the particular series of debt securities offered thereby will describe the following terms of those debt securities:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates (or the manner of calculating the date or dates) on which the principal of the debt securities is payable;

•

the rate or rates (or the manner of calculating the rate or rates) at which the debt securities shall bear interest, if any, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of and premium, if any, and interest, if any, on the debt securities will be payable;

•

the period or periods within which, the price or prices at which, the currency or currency units in which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option;

•

our obligation, if any, to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices in the currency at which, the currency or currency units in which, and the terms and conditions upon which the debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the denominations in which the debt securities shall be issuable if other than denominations of $1,000 and any integral multiple thereof;

•	if other than the currency of the United States of America, the currencies in which payments of interest or principal of (and premium, if any, with respect to) the debt securities are to be made;

•

if the interest on or principal of (or premium, if any, with respect to) the debt securities are to be payable, at our election or at the election of a holder thereof or otherwise, in a currency other than that in which such debt securities are payable, the period or periods within which, and the other terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency in such debt securities are denominated or stated to be payable and the currency in which such debt securities or any of them are to be so payable;

•

whether the amount of payments of interest on or principal of (or premium, if any, with respect to) the debt securities of such series may be determined with reference to an index, formula or other method (which index, formula or method or method may be based, without limitation, on one or more currencies, commodities, equity indices or other indices), and, if so, the terms and conditions upon which and the manner in which such amounts shall be determined and paid or payable;

•

the extent to which any debt securities will be issuable in permanent global form, the manner in which any payments on a permanent global debt security will be made, and the appointment of any depository relating thereto;

•

any deletions from, modifications of or additions to the events of default or covenants with respect to the debt securities of such series, whether or not such events of default or covenants are consistent with the events of default or covenants set forth herein;

•	if any of the debt securities are to be issuable upon the exercise of warrants, and, if so, the time, manner and place for such debt securities to be authenticated and delivered;

•

the terms of any right to convert the debt securities of such series into, or exchange the debt securities for, our common stock or other securities or property or cash in lieu of our common stock or other securities or property, or any combination thereof; and

•	any other terms of the series (which terms shall not be inconsistent with the provisions of the indenture).

Payments

Unless otherwise indicated in any prospectus supplement, principal of and premium, if any, and interest, if any, on the debt securities will be payable, and transfers of the debt securities will be registerable, at the corporate trust office of the trustee. Alternatively, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register.

Denominations, Registration and Transfer

Unless otherwise indicated in any prospectus supplement, the debt securities will be issued only in fully registered form without coupons in denominations of $1,000 or any integral multiple of $1,000, or the equivalent in foreign currency. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

If the purchase price of any of the debt securities is denominated in a foreign currency or currencies or foreign currency unit or units or if the principal of, premium, if any, or interest, if any, on any series of debt securities is payable in a foreign currency or currencies or foreign currency unit or units, the restrictions, elections, tax consequences, specific terms and other information with respect to the issue of debt securities and the foreign currency or currencies or foreign currency unit or units will be described in the related prospectus supplement.

We will not be required to issue, register the transfer of, or exchange debt securities of any series during the period from 15 days prior to the mailing of a notice of redemption of debt securities of that series to the date the notice is mailed. We will also not be required to register the transfer of or exchange any debt security so selected for redemption, except the unredeemed portion of any debt security being redeemed in part.

Merger, Consolidation or Sale of Assets

The indenture provides that we may, without the consent of the holders of debt securities, consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge into any other person, provided that:

•	immediately after giving effect to the transaction, no default under the indenture has occurred and is continuing;

•	the successor person is a person organized and existing under the laws of the United States or a state thereof; and

•

the successor person expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on all debt securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by us.

In addition, we must provide to the trustee an opinion of legal counsel that any such transaction and any assumption by a successor person complies with the applicable provisions of the indenture and that we have complied with all conditions precedent provided in the indenture relating to such transaction.

Other than the covenants described above or as set forth in any accompanying prospectus supplement, the indenture contains no covenants or other provisions designed to afford holders of the debt securities protection in the event of a takeover, recapitalization or a highly leveraged transaction involving us.

Modification of the Indenture

With the consent of the holders of more than 50% in aggregate principal amount of any series of debt securities then outstanding under the indenture, waivers, modifications and alterations of the terms of the indenture may be made which affect the rights of the holders of the series of debt securities. However, no modification or alteration may, without the consent of all holders of any series of debt securities then outstanding affected thereby:

•	extend the fixed maturity of any debt security of that series;

•	reduce the rate or extend the time of payment of interest thereon;

•	reduce the principal amount thereof or any premium thereon;

•	make the principal thereof or interest or premium thereon payable in any coin or currency other than that provided in the debt securities; or

•	reduce the percentage of debt securities of that series, the holders of which are required to consent to:

•	any supplemental indenture;

•	rescind and annul a declaration that the debt securities of that series are due and payable as a result of the occurrence of an event of default;

•	waive any past event of default under the indenture and its consequences; and

•	waive compliance with other specified provisions of the indenture.

In addition, as described in the description of “Events of Default” set forth below, holders of more than 50% in aggregate principal amount of the debt securities of any series then outstanding may waive past events of default in specified circumstances and may direct the trustee in enforcement of remedies.

We and the trustee may, without the consent of any holders, modify and supplement the indenture:

•

to evidence the succession of another person to us under the indenture, or successive successions, and the assumption by the successor person of the covenants, agreements and obligations of us pursuant to the indenture;

•

to add to the covenants applicable to us such further covenants, restrictions, conditions or provisions as our board of directors shall consider to be for the protection of the holders of debt securities of any or all series, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or event of default with respect to such series permitting the enforcement of all or any of the several remedies provided in the indenture; provided, however, that in respect of any such additional covenant, restriction or condition, such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available to the trustee upon such default;

•

to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture or to make any changes to the indenture required by law;

•	to convey, transfer, assign, mortgage or pledge any property to or with the trustee;

•	to make other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of the holders;

•

to evidence and provide for the acceptance of appointment by another corporation as a successor trustee under the indenture with respect to one or more series of debt securities and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•

to modify, amend or supplement the indenture in such a manner as to permit the qualification of any supplemental indenture under the Trust Indenture Act of 1939 as then in effect, except that nothing contained in the indenture shall permit or authorize the inclusion in any supplemental indenture of the provisions referred to in Section 316(a)(2) of the Trust Indenture Act of 1939;

•

to provide for the issuance under the indenture of debt securities in coupon form (including debt securities registrable as to principal only) and to provide for exchangeability of such debt securities with debt securities of the same series issued hereunder in fully registered form and to make all appropriate changes for such purpose;

•

to change or eliminate any of the provisions of the indenture, provided, however, that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; and

•	to establish any additional form of debt security and to provide for the issuance of any additional series of debt securities.

Certain Restrictive Covenants

The indenture requires us to comply with certain restrictive covenants.

Restrictions on Secured Debt

We may not, and may not permit our restricted subsidiaries to, create, assume, or guarantee any indebtedness secured by mortgages, pledges, liens, encumbrances, conditional sale or title retention agreements (excluding operating leases) or other security interests, which we refer to collectively as security interests, on any of our principal properties or any shares of capital stock or indebtedness of any of our restricted subsidiaries without making effective provision for securing the debt securities offered under this prospectus and any prospectus supplement equally and ratably with the secured debt. Notwithstanding this limitation on secured debt, we and our restricted subsidiaries may have debt secured by:

•

any security interest on any property hereafter acquired or constructed by us or a restricted subsidiary to secure or provide for the payment of all or any part of the purchase price or construction cost of such property, including, but not limited to, any indebtedness incurred by us or a restricted subsidiary prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of such property, which indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon; or (b) the acquisition of property subject to any security interest upon such property existing at the time of acquisition thereof, whether or not assumed by us or such restricted subsidiary; or (c) any security interest existing on the property or on the outstanding shares of capital stock or indebtedness of a person at the time such person shall become a restricted subsidiary; or (d) a security interest on property or shares of capital stock or indebtedness of a person existing at the time such person is merged into or consolidated with us or a restricted subsidiary or at the time of a sale, lease or other disposition of the properties of a person or firm as an entirety or substantially as an entirety to us or a restricted subsidiary, provided, however, that no such security interest shall extend to any other principal property of ours or such restricted subsidiary prior to such acquisition or to any other principal property thereafter acquired other than additions to such acquired property;

•

security interests in property of ours or a restricted subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any department, agency or instrumentality or political subdivision thereof (including, without limitation, security interests to secure indebtedness of the pollution control or industrial revenue bond type), in order to permit us or a restricted subsidiary to perform any contract or subcontract made by it with or at the request of any of the foregoing, or to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such security interests;

•	any security interest on any property or assets of any restricted subsidiary to secure indebtedness owing by it to us or to a restricted subsidiary;

•

mechanics’, materialmen’s, carriers’ or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith;

•

any security interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulations, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license and any security interest to secure public or statutory obligations;

•

security interests for taxes, assessments or governmental charges or levies not yet delinquent, or the security interests for taxes, assessments or government charges or levies already delinquent but the validity of which is being contested in good faith;

•

security interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, execution thereon is stayed;

•	landlords’ liens on fixtures located on premises leased by us or a restricted subsidiary in the ordinary course of business;

•	security interests in connection with certain permitted receivables financings; or

•	any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any security interest permitted by the indenture.

In addition to these exceptions, we or a restricted subsidiary may assume or guarantee other secured debt without securing the debt securities if the total amount of secured debt outstanding and value of sale and leaseback transactions at the time does not exceed 10% of Consolidated Net Tangible Assets, determined as of a date not more than 90 days prior thereto.

“Consolidated Net Tangible Assets” means the aggregate of all assets at their net book values, after deducting related depreciation, amortization and other valuation reserves, appearing on the consolidated balance sheet of Harley-Davidson, Inc. and its consolidated subsidiaries (including the value of all existing sale and leaseback transactions and any assets resulting from the capitalization of other long-term lease obligations) prepared in accordance with accounting principles generally accepted in the United States of America, excluding the sum of (1) all current liabilities, and (2) all goodwill, patents, copyrights, trademarks and other like intangibles.

The term “value” means with respect to a sale and leaseback transaction, an amount equal to the greater of:

•	the net proceeds of the sale of the property leased pursuant to the sale and leaseback transaction; or

•	the fair value of the property at the time of the sale and leaseback transaction, as determined by our board of directors.

In either case, the amount derived is first divided by the term of the lease and then multiplied by the number of years remaining on the lease at the time of determination.

Restrictions on Sale and Leaseback Transactions

We and our restricted subsidiaries may not engage in sale and leaseback transactions (excluding such transactions between us and our restricted subsidiaries or between our restricted subsidiaries) whereby a principal property that is owned by us or one of our restricted subsidiaries and that has been in full operation for more than 180 days is sold or transferred with the intention of taking back a lease of such property (except a lease for a term of no more than three years entered into with the intent that the use by us or such restricted subsidiary of such property will be discontinued on or before the expiration of such term).

The sale and leaseback of a principal property is not prohibited, however, if we and the applicable restricted subsidiary would be permitted under the indenture to incur secured debt equal in amount to the amount realized or to be realized upon the sale or transfer secured by a lien on the principal property to be leased without equally and ratably securing the debt securities. We and our restricted subsidiaries may also engage in an otherwise prohibited sale and leaseback transaction if an amount equal to the value of the principal property so leased is applied, subject to credits for delivery by us to the trustee of debt securities we have previously purchased or otherwise acquired and specified voluntary redemptions of the debt securities, to the retirement (other than mandatory retirement), within 120 days of the effective date of the arrangement, of specified indebtedness for borrowed money incurred or assumed by us or a restricted subsidiary, as shown on our most recent consolidated balance sheet and, in the case of our indebtedness, the indebtedness is not subordinated to the debt securities.

Restrictions on Transfer of Principal Properties to Some Subsidiaries

We will not, and will not cause or permit any of our restricted subsidiaries to, transfer (whether by merger, consolidation or otherwise) any principal property to any unrestricted subsidiary, unless such subsidiary shall apply within 180 days after the effective date of the transaction, or shall have committed within 180 days of the effective date to apply, an amount equal to the fair value of the principal property at the time of transfer:

•

to the acquisition, construction, development or improvement of properties or facilities which are, or upon the acquisition, construction, development or improvement will be, a principal property or properties or a part thereof;

•	to the redemption of debt securities;

•

to the repayment of certain indebtedness for borrowed money of us or any of our restricted subsidiaries, other than any indebtedness owed to any restricted subsidiary or our subordinated indebtedness; or

•	in part to an acquisition, construction, development or improvement and in part to redemption and/or repayment, in each case as described above.

The fair value of any principal property for purposes of this paragraph will be as determined by our board of directors. In lieu of applying all or any part of any amount to redemption of debt securities, we may, within 180 days of the transfer, deliver to the trustee under the indenture debt securities of any series, other than debt securities made the basis of a reduction in a mandatory sinking fund payment, for cancellation and thereby reduce the amount to be applied to the redemption of debt securities of that series by an amount equivalent to the aggregate principal amount of the debt securities so delivered.

Certain Definitions

The following are the meanings of terms that are important in understanding the covenants previously described:

•

“principal property” means any manufacturing plant or similar facility (including associated fixtures but excluding leases and other contract rights which might otherwise be deemed real property) owned by us or any restricted subsidiary, whether owned on the date hereof or thereafter, provided each such plant or similar facility has a gross book value (without deduction for any depreciation reserves) at the date as of which the determination is being made of in excess of one percent of the consolidated net tangible assets of us and our consolidated subsidiaries and is located in the United States of America, Canada or the Commonwealth of Puerto Rico, other than any such plant or similar facility or portion thereof which, in the opinion of our board of directors (evidenced by a certified board resolution thereof delivered to the Trustee), is not of material importance to the business conducted by us and our consolidated subsidiaries taken as a whole.

•	“restricted subsidiary” means any subsidiary of the company that is not an unrestricted subsidiary.

•

“secured debt” means indebtedness for money borrowed which is secured by a security interest in (a) any principal property or (b) any shares of capital stock or indebtedness of any restricted subsidiary.

•	“subsidiary” means any person of which we, or we and one or more of our subsidiaries, or any one or more subsidiaries, directly or indirectly own more than 50% of the voting stock of such person.

•

“unrestricted subsidiary” means (a) any subsidiary of ours that at the time of determination shall be designated an unrestricted subsidiary by our board of directors (provided, however, that any subsidiary of ours having, as of the end of our most recently completed fiscal year, (i) assets with a gross book value in excess of 10% of the total gross book value of the assets of us and our subsidiaries taken as a whole, or (ii) gross revenue in excess of 10% of our total gross revenue and of our subsidiaries taken as a whole, may not be designated as an unrestricted subsidiary under the indenture); and (b) any subsidiary of an unrestricted subsidiary.

Covenant Defeasance and Satisfaction and Discharge of a Series

Covenant Defeasance of any Series

If we deposit with the trustee, in trust, at or before maturity or redemption:

•	lawful money;

•

direct obligations of the government which issued the currency in which the debt securities of a series are denominated, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of such government and which obligations are guaranteed by such government (which direct or guaranteed obligations are full faith and credit obligations of such government, are denominated in the currency in which the debt securities of such are denominated and which are not callable or redeemable at the option of the issuer there) in an amount and with a maturity so that the proceeds therefrom will provide funds; or

•	a combination thereof,

in each case in an amount sufficient, after payment of all federal, state and local taxes in respect thereof payable by the trustee, in the opinion of a nationally-recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay when due the principal, premium, if any, and interest to maturity or to the redemption date, as the case may be, with respect to any series of debt securities then outstanding, and any mandatory sinking fund payments or similar payments or payment pursuant to any call for redemption applicable to such debt securities of such series on the day on which such payments are due and payable in accordance with the terms of the indenture and such debt securities, then the provisions of the indenture would no longer be effective as to the debt securities to which such deposit relates, including the restrictive covenants described in this prospectus or any prospectus supplement relating to such debt securities, except as to:

•

our obligation to duly and punctually pay the principal of and premium, if any, and interest on the series of debt securities if the debt securities are not paid from the money or securities held by the trustee;

•	certain of the events of default described under “Default-Events of Default” below; and

•

other specified provisions of the indenture including, among others, those relating to registration, transfer and exchange, lost or stolen securities, maintenance of place of payment and, to the extent applicable to the series, the redemption and sinking fund provisions of the indenture.

Defeasance of debt securities of any series is subject to the satisfaction of specified conditions, including, among others, the absence of an event of default at the date of the deposit and the perfection of the holders’ security interest in the deposit.

Satisfaction and Discharge of any Series

Upon the deposit of money or securities contemplated above and the satisfaction of specified conditions, the provisions of the indenture (excluding the exceptions discussed above under the heading “Covenant Defeasance of any Series”) would no longer be effective as to the related debt securities, we may cease to comply with our obligation to pay duly and punctually the principal of and premium, if any, and interest on a particular series of debt securities, the events of default in the indenture no longer would be effective as to such debt securities and thereafter the holders of the series of debt securities will be entitled only to payment out of the money or securities deposited with the trustee.

The specified conditions include, among others, except in limited circumstances involving a deposit made within one year of maturity or redemption:

•	the absence of an event of default at the date of deposit or on the 91st day thereafter;

•

our delivery to the trustee of an opinion of nationally-recognized tax counsel, or our receipt or publication of a ruling by the Internal Revenue Service, to the effect that holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and discharge, and the holders will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and discharge had not occurred; and

•

that we receive an opinion of counsel to the effect that the satisfaction and discharge will not result in the delisting of the debt securities of that series from any nationally-recognized exchange on which they are listed.

Default

Events of Default

As to any series of debt securities, an event of default is defined in the indenture as being:

•	failure to pay any interest on the debt securities of that series when due, which failure continues for 30 days;

•	failure to pay principal or premium, if any, with respect to the debt securities of that series when due;

•	failure to pay or satisfy any sinking fund payment or similar obligation with respect to debt securities of that series when due, which failure continues for 30 days;

•

failure to observe or perform any other covenant, warranty or agreement in the indenture or debt securities of that series, other than a covenant, warranty or agreement, a default in whose performance or whose breach is specifically dealt with in this section, if the failure continues for 60 days after written notice by the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding;

•

uncured or unwaived failure to pay principal of or interest on any of our other obligations for borrowed money, including any other series of debt securities, beyond any period of grace with respect thereto if the aggregate principal amount of the obligation is in excess of $60,000,000;

•	specified events of bankruptcy, insolvency, receivership or reorganization; or

•	any other event of default provided with respect to debt securities of that series.

Notice and Declaration of Defaults

So long as the debt securities of any series remain outstanding, we will be required to furnish annually to the trustee a certificate of one of our corporate officers stating whether, to the best of such officer’s knowledge, we are in default under any of the provisions of the indenture, and specifying all defaults, and the nature thereof, of which such officer has knowledge. In addition, we will notify the trustee of any event of default or any event which, with notice or the lapse of time, would constitute an event of default, promptly after and in any case within five business days after one or more of our specified officers becomes aware of such event. We will also be required to furnish to the trustee copies of specified reports filed by us with the SEC.

The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to any series for which there are debt securities outstanding which is continuing, give to the holders of those debt securities notice of all uncured defaults known to it, including events specified above without grace periods. Except in the case of default in the payment of principal, premium, if any, or interest on any of the debt securities of any series or the payment of any sinking fund installment on the debt securities of any series, the trustee may withhold notice to the holders if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.

The trustee or the holders of 25% in aggregate principal amount of the outstanding debt securities of any series may declare the debt securities of that series immediately due and payable upon the occurrence of any event of default after expiration of any applicable grace period. In some cases, the holders of a majority in principal amount of the debt securities of any series then outstanding may waive any past default and its consequences, except a default in the payment of principal, premium, if any, or interest, including sinking fund payments.

If a specified event of bankruptcy, insolvency, receivership, or reorganization occurs and is continuing, then the principal amount of (or, if the debt securities of that series are original issue discount debt securities, such portion of the principal amount as may be specified in their terms as due and payable upon acceleration) and any accrued and unpaid interest on that series will immediately become due and payable without any declaration or other act on the part of the trustee or any holder.

Actions upon Default

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default with respect to any series of debt securities occurs and is continuing, the indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders of debt securities outstanding of any series unless the holders have offered to the trustee indemnity satisfactory to the trustee. The right of a holder to institute a proceeding with respect to the indenture is subject to conditions precedent including notice and indemnity to the trustee, but the holder has a right to receipt of principal, premium, if any, and interest on their due dates or to institute suit for the enforcement thereof, subject to specified limitations with respect to defaulted interest.

The holders of a majority in principal amount of the debt securities outstanding of the series in default will have the right to direct the time, method and place for conducting any proceeding for any remedy available to the trustee, or exercising any power or trust conferred on the trustee. Any direction by the holders will be in accordance with law and the provisions of the indenture, provided that the trustee may decline to follow any such direction if the trustee determines on the advice of counsel that the proceeding may not be lawfully taken or would be materially or unjustly prejudicial to holders not joining in the direction. The trustee will be under no obligation to act in accordance with the direction unless the holders offer the trustee security or indemnity satisfactory to the trustee against costs, expenses and liabilities which may be incurred thereby.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry Delivery and Settlement

We will issue the debt securities in whole or in part in the form of one or more global certificates, which we refer to as global securities. We will deposit the global securities with or on behalf of The Depository Trust Company, which we refer to as DTC, and registered in the name of Cede & Co., as nominee of DTC, or else the global securities will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee.

DTC has advised us that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934;

•

DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations;

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority;

•

Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither we, any underwriter nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

Upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

•

Ownership of the debt securities will be shown on, and the transfer of ownership of the debt securities will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the mortgage indenture and under the debt securities. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities represented by that global security registered in their names, will not receive or be entitled to receive the debt securities in the form of a physical certificate and will not be considered the owners or holders of the debt securities under the mortgage indenture or under the debt securities, and may not be entitled to give the trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC’s procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of debt securities under the mortgage indenture or the global security.

Neither we nor the trustee will have any responsibility or liability for any aspect of DTC’s records relating to the debt securities or relating to payments made by DTC on account of the debt securities, or any responsibility to maintain, supervise or review any of DTC’s records relating to the debt securities.

We will make payments on the debt securities represented by the global securities to DTC or its nominee, as the registered owner of the debt securities. We expect that when DTC or its nominee receives any payment on the debt securities represented by a global security, DTC will credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC’s records. We also expect that payments by DTC’s participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC’s participants will be responsible for those payments.

Payments on the debt securities represented by the global securities will be made in immediately available funds. Transfers between participants in DTC will be made in accordance with DTC’s rules and will be settled in immediately available funds.

Certificated Debt Securities

We will issue certificated debt securities to each person that DTC identifies as the beneficial owner of debt securities represented by the global securities upon surrender by DTC of the global securities only if:

•	DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 90 days of that notice;

•	An event of default with respect to the debt securities has occurred and is continuing; or

•	We decide not to have the debt securities represented by a global security.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related debt securities. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the debt securities to be issued.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Because this is only a summary it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our articles of incorporation, by-laws and rights agreement, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of 800,000,000 shares of common stock, $0.01 par value per share, and 2,000,000 shares of preferred stock, $1.00 par value per share. We will disclose in an applicable prospectus supplement and/or offering material the number of shares of our common stock then outstanding. As of the date of this prospectus, no shares of our preferred stock were outstanding.

Common Stock

Subject to Section 180.1150 of the Wisconsin Business Corporation Law (described below under “Statutory Provisions”), holders of our common stock are entitled to one vote for each share of common stock held by them on all matters properly presented to shareholders. Subject to the prior rights of the holders of any shares of our preferred stock that are outstanding, our board of directors may at its discretion declare and pay dividends on our common stock out of our earnings or assets legally available for the payment of dividends. Subject to the prior rights of the holders of any shares of our preferred stock that are outstanding, if we are liquidated, any amounts remaining after the discharge of outstanding indebtedness will be paid pro rata to the holders of our common stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors is authorized to issue our preferred stock in one or more series and to fix the voting rights; the designations, preferences, limitations and relative rights of any series with respect to the rate of dividend, the price, the terms and conditions of redemption; the amounts payable in the event of voluntary or involuntary liquidation; sinking fund provisions for redemption or purchase of a series; and the terms and conditions on which a series may be converted.

In connection with the issuance of the rights described below, our board of directors authorized a series of our preferred stock designated as Series A Junior Participating Preferred Stock. Shares of our Series A Junior Participating Preferred Stock purchasable upon the exercise of the rights will not be redeemable. Each share of our Series A Junior Participating Preferred Stock will be entitled to an aggregate dividend of 10,000 times the dividend we declare per share of our common stock. In the event of our liquidation, the holders of the shares of our Series A Junior Participating Preferred Stock will be entitled to a payment equal to the greater of $100 per share or 10,000 times the payment we make per share of our common stock. Each share of our Series A Junior Participating Preferred Stock will have 10,000 votes, voting together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each share of our Series A Junior Participating Preferred Stock will be entitled to receive 10,000 times the amount received per share of our common stock. These rights are protected by customary antidilution provisions. There are no shares of our Series A Junior Participating Preferred Stock currently outstanding.

If we offer preferred stock, we will file the terms of the preferred stock with the SEC and the prospectus supplement and/or other offering material relating to that offering will include a description of the specific terms of the offering, including the following specific terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company.

Preferred Stock Purchase Rights

We have entered into a rights agreement pursuant to which each outstanding share of our common stock has attached to it one right to purchase shares of our Series A Junior Participating Preferred Stock. Each share of common stock that we issue prior to the expiration of the rights agreement will have attached one right. Under circumstances described below, the rights will entitle the holder of the rights to purchase additional shares of our common stock. Unless the context requires otherwise, references in this prospectus to our common stock include the accompanying rights.

Currently, the rights are not exercisable and trade with our common stock. If the rights become exercisable, each right, unless held by a person or group that beneficially owns more than 15% of our outstanding common stock in the aggregate, would currently entitle the holder to purchase one one-ten-thousandth of a share of our Series A Junior Participating Preferred Stock at a purchase price of $175, subject to adjustment. The rights will only become exercisable if a person or group has acquired 15% or more of our outstanding common stock in the aggregate, or announced an intention to acquire 25% or more of our outstanding common stock in the aggregate. If the rights become exercisable, each holder of a right, other than the acquiring party, will be entitled to purchase, at the right’s then-current exercise price, shares of our common stock having a market value of two times the exercise price. If another corporation acquires us after a party acquires 15% or more of our common stock, then each holder of a right will be entitled to receive the acquiring corporation’s common shares having a market value of two times the exercise price. The rights generally may be redeemed at a price of $0.01 per right until a party acquires 15% or more of our common stock, and after that time may be exchanged for one share of our common stock per right until a party acquires 50% or more of our common stock. The rights will expire on August 20, 2010, unless the rights are earlier redeemed or the rights agreement is amended. The rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on our earnings.

Statutory Provisions

Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of public Wisconsin corporations such as us held by any person or persons acting as a group in excess of 20% of our voting power is limited to 10% of the full voting power of those shares, unless full voting power of those shares has been restored pursuant to a vote of shareholders. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law contain some limitations and special voting provisions applicable to specified business combinations involving Wisconsin corporations such as us and a significant shareholder, unless the board of directors of the corporation approves the business combination or the shareholder’s acquisition of shares before these shares are acquired.

Similarly, Section 180.1130 to 180.1133 of the Wisconsin Business Corporation Law contain special voting provisions applicable to some business combinations, unless specified minimum price and procedural requirements are met. Following commencement of a takeover offer, Section 180.1134 of the Wisconsin Business Corporation Law imposes special voting requirements on share repurchases effected at a premium to the market and on asset sales by the corporation, unless, as it relates to the potential sale of assets, the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock, common stock or other securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and/or other offering material and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement and/or other offering material relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement and/or other offering material relating to the particular issue of warrants offered pursuant to such prospectus supplement and/or other offering material for the terms of and information relating to such warrants, including, where applicable:

•

the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•

the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•

the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;

•

the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	U.S. federal income tax consequences applicable to such warrants;

•	the number of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with provisions described in the applicable prospectus supplement and/or other offering material.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock, common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement and/or other offering material relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement and/or other offering material. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement and/or other offering material relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preferred stock, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the preferred stock, or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement and/or other offering material relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

•	if applicable, a discussion of material U.S. federal income tax considerations; and

•	any other information we think is important about the stock purchase contracts or the stock purchase units.

PLAN OF DISTRIBUTION

We may sell our securities, and any selling shareholder may sell shares of our common stock, in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us or any selling shareholders to purchasers, including through a specific bidding, auction or other process; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement and/or other offering materials will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any selling shareholders, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. Additionally, because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, selling shareholders may be subject to the prospectus delivery requirements of the Securities Act.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or any selling shareholder or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement and/or other offering material, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if they purchase any of them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities, and any selling shareholder will sell shares of our common stock to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in cross trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. In addition, any selling shareholder may sell shares of our common stock in ordinary brokerage transactions or in transactions in which a broker solicits purchases.

Offers to purchase securities may be solicited directly by us or any selling shareholder and the sale thereof may be made by us or any selling shareholder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

Any selling shareholders may also resell all or a portion of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act in reliance upon Rule 144 under the Securities Act provided they meet the criteria and conform to the requirements of that rule, Section 4(1) of the Securities Act or other applicable exemptions, regardless of whether the securities are covered by the registration statement of which this prospectus forms a part.

If so indicated in the applicable prospectus supplement and/or other offering material, we or any selling shareholder may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us or any selling shareholder at the public offering price set forth in the applicable prospectus supplement and/or other offering material pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement and/or other offering material. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement and/or other offering material.

Agents, underwriters and dealers may be entitled under relevant agreements with us or any selling shareholder to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement and/or other offering material. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by any selling shareholders, other than underwriting fees, discounts or commissions, which will be borne by the selling shareholders.

We or any selling shareholder may also sell shares of our common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

We or any selling shareholder may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement and/or other offering material indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement and/or other offering material, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, exchangeable for or representing beneficial interests in securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third parties may use securities received under derivative, sale or forward sale transactions or securities pledged by us or any selling shareholder or borrowed from us, any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment) and/or other offering material.

Additionally, any selling shareholder may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with such selling shareholder. Any selling shareholder also may sell shares short and redeliver shares to close out such short positions. Any selling shareholder may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. Any selling shareholder also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the shares so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares to investors in our securities or the selling shareholder’s securities or in connection with the offering of other securities not covered by this prospectus.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us or any selling shareholder. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving shares and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us or any selling shareholder may arrange for other broker-dealers to participate in the resales.

Any securities offered other than common stock will be a new issue and, other than the common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries or any selling shareholder in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement and/or other offering material for such securities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-07724). We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information included in the registration statement or the exhibits to the registration statement. You may read and copy the registration statement and any other document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov or on our website located at http://www.harley-davidson.com.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2007;

•	our quarterly reports on Form 10-Q for the quarters ended March 30, 2008, June 29, 2008 and September 28, 2008;

•	our current reports on Form 8-K dated February 20, 2008, April 16, 2008, May 15, 2008, July 16, 2008 and July 29, 2008 (as amended);

•

the description of our common stock contained in Item 4 of our Registration Statement of Certain Successor Issuers on Form 8-B, dated June 21, 1991, including any amendment or report updating that description;

•	the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A, dated as of February 18, 2000, including any amendment or report updating that description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at our principal executive offices:

Harley-Davidson, Inc.

Attn: Secretary

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

(414) 342-4680

You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

LEGAL MATTERS

Foley & Lardner LLP will pass upon the validity of the securities offered pursuant to this prospectus for us.

EXPERTS

The consolidated financial statements of Harley-Davidson, Inc. appearing in Harley-Davidson, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of Harley-Davidson, Inc.’s internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$600,000,000

Harley-Davidson, Inc.

15.00% Senior Notes due 2014

P R O S P E C T U S    S U P P L E M E N T

February 3, 2009

Joint Book-Running Managers

Morgan Stanley

Citi

Deutsche Bank Securities

J.P. Morgan

Co-Managers

BNP PARIBAS

RBS Greenwich Capital